SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 28, 2002

ChromaVision Medical Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-1000	75-2649072

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33171 Paseo Cerveza, San Juan Capistrano, California	92675-4824

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code         (949) 443-3355

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Event
SIGNATURES

Item 5. Other Event

     ChromaVision Medical Systems, Inc. (“ChromaVision”) announced today that it completed the pending equity financing transaction with Safeguard Delaware, Inc. (“Safeguard”) by issuing 362,663 shares of Common Stock for approximately $575,000 in cash and that Safeguard converted all of the outstanding shares of ChromaVision’s Series D 5% Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) into an aggregate of 7,142,280 shares of Common Stock. The purchase price for the Common Stock and the conversion price of the Series D Preferred Stock were both $1.585 per share.

     ChromaVision also issued to Safeguard a warrant to purchase up to 975,000 shares of Common Stock to protect Safeguard against dilution from the exercise of certain outstanding options and warrants held by others that are exercisable to purchase ChromaVision Common Stock. Under the terms of the warrant Safeguard is entitled to purchase one share of Common Stock for every share of Common Stock as to which any such other option or warrant is exercised. The exercise price payable by Safeguard will be equal to the exercise price of such other option or warrant. The warrant issued to Safeguard must be exercised within nine months of receipt of notice that any such other option or warrant has been exercised, and, if the Safeguard warrant is not so exercised, the number of shares subject to the warrant will be reduced by the number of shares that could have been purchased.

     These transactions were completed pursuant to a financing and recapitalization agreement entered into by ChromaVision and Safeguard in June 2002 and were conditioned upon obtaining stockholder approval, which occurred today at a special meeting of ChromaVision’s stockholders. In the initial transactions completed in June and July 2002 pursuant to the agreement with Safeguard, ChromaVision issued an aggregate of 4,053,741 shares of Common Stock to Safeguard for approximately $6,425,000 and Safeguard purchased 10,730 shares of Series D Preferred Stock from six institutional investors for an aggregate of $9,730,000 in separate transactions. After that purchase the shares of Series D Preferred Stock still held by four institutional investors were converted into 819,290 shares of Common Stock.

     Safeguard is a wholly-owned subsidiary of Safeguard Scientifics, Inc., which owns beneficially a majority of the outstanding shares of Common Stock of ChromaVision and whose shares of Common Stock are traded on the New York Stock Exchange.

     In accounting for the issuance of the Series D Preferred Stock when it was issued in July 2001, the Company allocated a portion of the proceeds received to the value of the warrants issued with the Series D Preferred Stock and to the value of the conversion feature of the Series D Preferred Stock. These amounts, plus the issuance costs of the transaction, were allocated to paid-in-capital, and the balance of the proceeds were allocated to the Series D Preferred Stock. The amount allocated to paid-in-capital has been accreted (amortized) as a charge to net income available to Common Stock holders over the three-year period prior to the scheduled mandatory redemption of the Preferred Stock on July 10, 2004.

     As a result of the conversion of the Series D Preferred Stock, the unamortized balance of the discount on the Series D Preferred Stock, $2,618,391 at August 28, 2002, is being written off as a charge to net income available to Common Stock holders. An additional $222,180 of the discount had accreted for the period from July 1 through August 27, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2002	CHROMAVISION MEDICAL SYSTEMS, INC.

	By:	/s/ Kevin C. O’Boyle

	Name:	Kevin C. O’Boyle
	Its:	Chief Operating Officer and Chief Financial Officer

1